PRESS RELEASE                                       FOR IMMEDIATE RELEASE
                                                    ---------------------
                                                    Contact:   Cameron D. McKeel
                                                    Telephone No.:  870.836.6841
                                                    Facsimile No.:  870.836.2122
                                                    August 22, 2002


                              HCB BANCSHARES, INC.
                     ANNOUNCES NEW STOCK REPURCHASE PROGRAM


Camden, Arkansas... HCB Bancshares, Inc. (NASDAQSC: HCBB), announced today that it is commencing a stock repurchase program to acquire up to 75,171 shares of HCB Bancshares' common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by HCB Bancshares. The Company recently completed its stock repurchase plan announced on April 19, 2002, repurchasing 79,128 shares at an average price of $16.33.

Cameron D. McKeel, President of HCB Bancshares, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within six months. Mr. McKeel explained that the Board of Directors considers the common stock to be an attractive investment. It is expected that a reduction in the amount of HCB Bancshares outstanding stock would have the effect of increasing book value per share, per share earnings and return on equity.

According to Mr. McKeel, the repurchases generally would be effected through open market purchases.

HCB Bancshares, Inc. is the holding company for HEARTLAND Community Bank, which conducts business through its main office located in Camden, Arkansas and four branch offices located in Bryant, Camden, Fordyce, and Sheridan, Arkansas.

At June 30, 2002, HCB Bancshares had total assets of approximately $276.4 million, total deposits of $165.0 million, stockholders' equity of $26.7 million and shares outstanding of 1,503,436.

HCB Bancshares, Inc. common stock is listed on the Nasdaq SmallCap Market under the symbol "HCBB".